BLACKWELL  Eric J. Gervais        4801 MAIN STREET        DIRECT LINE        FAX
 SANDERS   Associate              SUITE 1000              (816) 983-8362     (816) 983-8080
   LLP                            KANSAS CITY, MO  64112
           EMAIL ADDRESS                                  TELEPHONE          WEBSITE ADDRESS
           egervais@blackwellsanders.com                  (816) 983-8000     www.blackwellsanders.com

                                 August 3, 2007

VIA EDGAR

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C.  20549
Attention:  Larry L. Greene, Senior Counsel

     Re:  Tortoise Power and Energy Income Company (the "Company")

Dear Larry:

     Today the Company filed via EDGAR a Registration Statement on Form N-2 (the
"Registration  Statement")  under  the  Securities  Act of 1933  and  Investment
Company Act of 1940.  We are not aware of any novel issues or  disclosure  items requiring staff attention in the Registration Statement.

     Please call the  undersigned  at (816)  983-8362 with any questions you may have.

                                       Sincerely,

                                       /s/ Eric J. Gervais

EJG